Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS RECORD THIRD QUARTER FISCAL YEAR 2007 RESULTS

•   Record quarterly sales of $271.0 million

•   Record quarterly income from continuing operations of $15.5 million

•   21% sales growth; 69% growth in income from continuing operations

WOOD DALE, ILLINOIS (March 21, 2007) — AAR (NYSE: AIR) today reported net sales of $271.0 million and income from continuing operations of $15.5 million, or $0.37 per diluted share, for the third quarter of fiscal 2007.  Sales grew 21% year-over-year, and income from continuing operations increased 69% from $9.2 million in the prior year.  Revenue for the quarter included $16.5 million from the sale of two aircraft at book value.  Excluding the sale of these two aircraft, consolidated sales grew 14% on a year-over-year basis.

Through the first nine months of fiscal 2007, net sales were $755.5 million, and income from continuing operations was $41.7 million, or $1.00 per diluted share.  Sales increased 19% compared to last year, and income from continuing operations grew 86%.

“An improving airline industry and the trend toward outsourcing maintenance and supply chain support contributed to the results for the quarter,” said David P. Storch, Chairman, President and Chief Executive Officer of AAR CORP.  “We also benefited from investments we’ve made in assets and capabilities and our relentless focus on execution.”

Following are highlights for each segment for the third quarter:

Aviation Supply Chain - Sales grew 16% to $135.7 million, and gross profit increased to $29.9 million or 22.0% of sales.  Sales to commercial customers grew 22% with significant growth in the Asia region.

Maintenance, Repair and Overhaul - Sales increased 20% to $52.3 million, and gross profit grew 21% to $7.3 million or 13.9% of sales.  All businesses in this segment increased profitability compared to the prior year.  Performance at the Indianapolis facility improved as the Company broadened its customer base, including Southwest Airlines.  Results are expected to improve in the fourth quarter as the Company forecasts lower training costs and

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

efficiency gains.  AAR also acquired the assets of Reebaire Aircraft Inc. in the third quarter, increasing its regional aircraft MRO capacity.

Structures and Systems - Sales grew 6% to $63.0 million, and gross profit increased 8% to $8.9 million or 14.2% of sales.  Growth in this segment is attributable to the development and delivery of increasingly complex and specialized shelter products and a higher volume of pallets.  The Company decided to exit a non-core business that accounts for less than 1% of consolidated annual sales and classified the results as a discontinued operation.

Aircraft Sales and Leasing — Operating income, which includes earnings from aircraft joint ventures, grew $2.6 million year-over-year principally due to the sale of the Company’s interest in two aircraft held in a joint venture.  The Company repositioned its fleet with the sale of two aircraft from its wholly-owned portfolio for $16.5 million.  As of February 28, 2007, the total number of aircraft held in joint ventures was fifteen, and the number of aircraft in the Company’s wholly-owned portfolio was six.  All 21 aircraft are on lease, and the fleet is expected to grow in the fourth quarter.

The Company’s consolidated gross profit increased 10% to $47.3 million.  Gross profit margin declined to 17.4% of sales largely due to the impact of the previously mentioned aircraft transaction which lowered the gross profit margin percentage by approximately 120 basis points.  Additionally, the Company expects its gross profit margin to increase in the fourth quarter as results improve in the MRO segment.  Selling, general and administrative expenses were below 10% of sales as the Company leveraged its cost structure and further benefited from a $0.7 million bad debt recovery.  Operating income grew 41% to $25.5 million or 9.4% of sales.

“Through the first nine months of the year, each of our four segments produced solid financial results,” Storch continued.  “I am very pleased with our team’s ability to innovate and execute as we explore expansion opportunities for our four platforms, both organically and through acquisitions.”

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve airline and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 a.m. CDT on March 21, 2007. The conference call can be accessed by calling 866-206-7202 from inside the U.S. or 703-639-1112 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1053724) from 2:30 p.m. CDT on March 21, 2007 until 11:59 p.m. CDT on March 28, 2007.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2006 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations (In thousands except per share data)	Three Months Ended February 28,		Nine Months Ended February 28,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Sales	$270,978	$223,398	$755,492	$635,865
Cost and expenses:
Cost of sales	223,703	180,292	619,291	520,720
Cost of sales — impairment charges	—-	—	7,652	—
Selling, general and administrative	24,770	25,340	76,509	72,007

Earnings from aircraft joint ventures	2,983	262	9,785	1,060
Gain on sale of product line	—-	—	5,358	—

Operating income	25,488	18,028	67,183	44,198

Gain (loss) on extinguishment of debt	—-	(3,893)	2,927	(3,893)

Interest expense	3,568	4,806	12,970	13,434
Interest income	1,293	849	3,932	1,811

Income from continuing operations before income taxes	23,213	10,178	61,072	28,682
Income tax expense	7,694	983	19,342	6,208

Income from continuing operations	15,519	9,195	41,730	22,474

Discontinued operations:
Operating loss, net of tax	(258)	(65)	(917)	(210)
Loss from discontinued operations	(258)	(65)	(917)	(210)

Net income	$15,261	$9,130	$40,813	$22,264

Share Data:

Earnings per share - Basic:
Earnings from continuing operations	$0.43	$0.27	$1.15	$0.69
Loss from discontinued operations	(0.01)	—	(0.03)	(0.01)
Earnings per share — Basic	$0.42	$0.27	$1.12	$0.68

Earnings per share - Diluted
Earnings from continuing operations	$0.37	$0.24	$1.00	$0.63
Loss from discontinued operations	(0.01)	—	(0.02)	(0.01)
Earnings per share — Diluted	$0.36	$0.24	$0.98	$0.62

Average shares outstanding — Basic	36,534	33,709	36,285	32,723
Average shares outstanding — Diluted	43,496	39,150	43,092	37,397

Consolidated Balance Sheet Highlights (In thousands except per share data)	February 28, 2007	May 31, 2006
	(Unaudited)	(Derived from audited financial statements)
Cash and cash equivalents	$105,111	$121,738
Current assets	645,483	624,454
Current liabilities (excluding debt accounts)	178,785	185,499
Net property, plant and equipment	81,816	72,637
Total assets	1,010,849	978,819
Total recourse debt	284,343	293,624
Total non-recourse debt	22,794	27,241
Stockholders’ equity	469,701	422,717
Book value per share	$12.62	$11.53
Shares outstanding	37,228	36,654

Sales By Business Segment (In thousands - unaudited)	Three Months Ended February 28,		Nine Months Ended February 28,
	2007	2006	2007	2006
Aviation Supply Chain	$135,687	$117,170	$397,107	$332,274
Maintenance, Repair and Overhaul	52,265	43,591	146,337	124,820
Structures and Systems	62,992	59,276	183,872	169,102
Aircraft Sales and Leasing	20,034	3,361	28,176	9,669
	$270,978	$223,398	$755,492	$635,865

Diluted Earnings Per Share Calculation — Earnings from Continuing Operations	Three Months Ended February 28,		Nine Months Ended February 28,
(In thousands except per share data)	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Income from continuing operations as reported	$15,519	$9,195	$41,730	$22,474
Add: After-tax interest on convertible debt	491	358	1,474	969
Income from continuing operations for diluted EPS calculation	$16,010	$9,553	$43,204	$23,443

Diluted shares outstanding	43,496	39,150	43,092	37,397

Diluted earnings per share from continuing operations	$0.37	$0.24	$1.00	$0.63

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”) to comparable financial measures reported on a non-GAAP basis.  The Company believes that the adjusted non-GAAP sales growth is more representative of the Company’s true sales growth as it excludes the sale of aircraft from its wholly-owned portfolio.

(In thousands)	Three Months Ended February 28,
	2007	2006
Sales as reported	$270,978	$223,398
Less: aircraft sale at breakeven	16,500	—
Adjusted sales	$254,478	$223,398

Percentage sales growth as reported	21%
Adjusted percentage sales growth excluding aircraft sale at breakeven	14%